Filed Pursuant to Rule 424(b)(3)
Registration No. 333-185969

PROSPECTUS

American Express Company

Offer to Exchange
$1,274,725,000 aggregate principal amount of 2.650% Senior Notes due December 2, 2022
(CUSIP Nos. 025816 BC2 and U02581 AG8)
for
$1,274,725,000 aggregate principal amount of 2.650% Senior Notes due December 2, 2022
(CUSIP No. 025816 BD0)
that have been registered under the Securities Act of 1933, as amended (the “Securities Act”)
and
Offer to Exchange
$1,052,459,000 aggregate principal amount of 4.050% Senior Notes due December 3, 2042
(CUSIP Nos. 025816 BE8 and U02581 AH6)
for
$1,052,459,000 aggregate principal amount of 4.050% Senior Notes due December 3, 2042
(CUSIP No. 025816 BF5)
that have been registered under the Securities Act

The exchange offers will expire at 5:00 p.m.,
New York City time, on February 26, 2013, unless extended with respect to either or both series.

We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the “exchange offers”), to exchange (i) up to $1,274,725,000 aggregate principal amount of our outstanding 2.650% Senior Notes due December 2, 2022 (CUSIP Nos. 025816 BC2 and U02581 AG8) (the “original 2022 notes”) for a like principal amount of our 2.650% Senior Notes due December 2, 2022 that have been registered under the Securities Act (CUSIP No. 025816 BD0) (the “exchange 2022 notes”) and (ii) up to $1,052,459,000 aggregate principal amount of our outstanding 4.050% Senior Notes due December 3, 2042 (CUSIP Nos. 025816 BE8 and U02581 AH6) (the “original 2042 notes” and, together with the original 2022 notes, the “original notes”) for a like principal amount of our 4.050% Senior Notes due December 3, 2042 that have been registered under the Securities Act (CUSIP No. 025816 BF5) (the “exchange 2042 notes” and, together with the exchange 2022 notes, the “exchange notes”). When we use the term “notes” in this prospectus, the term includes the original notes and the exchange notes unless otherwise indicated or the context otherwise requires. The original 2022 notes and exchange 2022 notes are together referred to as the “2022 notes,” and the original 2042 notes and exchange 2042 notes are together referred to as the “2042 notes.” The terms of the exchange offers are summarized below and are more fully described in this prospectus.

The terms of each series of exchange notes are identical to the terms of the corresponding series of original notes, except that the transfer restrictions, registration rights and additional interest provisions applicable to the original notes do not apply to the exchange notes.

We will accept for exchange any and all original notes of each series validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on February 26, 2013, unless extended (the “expiration date”).

You may withdraw tenders of original notes of each series at any time prior to the expiration of the relevant exchange offer.

We will not receive any proceeds from the exchange offers. The original notes surrendered in exchange for the exchange notes will be retired and cancelled and will not be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our outstanding indebtedness.

The exchange of original notes of each series for the corresponding series of exchange notes should not be a taxable event for U.S. federal income tax purposes.

No public market currently exists for either series of original notes. We do not intend to list either series of exchange notes on any securities exchange and, therefore, no active public market is anticipated.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “Risk Factors” beginning on page 9 to read about important factors you should consider before tendering your original notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 28, 2013

We are responsible only for the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with information that is different, and we take no responsibility for any other information or representations that others may give you. This prospectus is an offer to sell only the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information incorporated by reference into or contained in this prospectus may only be accurate on the date of the relevant incorporated document or of this prospectus, as the case may be.

This prospectus contains summaries of the material terms of certain documents and refers you to certain documents that we have filed with the Securities and Exchange Commission (the “SEC”). See “Incorporation of Certain Documents by Reference.” Copies of these documents, except for certain exhibits and schedules, will be made available to you without charge upon written or oral request to:

American Express Company
200 Vesey Street
New York, New York 10285
Attention: Secretary
(212) 640-2000

In order to obtain timely delivery of such materials, you must request information from us no later than five business days prior to the expiration of the relevant exchange offer.

No information in this prospectus constitutes legal, business or tax advice, and you should not consider it as such. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding the exchange offers.

i

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains or will contain forward-looking statements, which are subject to risks and uncertainties. The forward-looking statements, which address the Company’s expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “estimate,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements, include, but are not limited to, the following:

•	whether or not the Company will ultimately consummate the exchange offers, which will depend in part on the satisfaction of the conditions set forth in this prospectus;

•

uncertainty relating to the actual growth of operating expenses, which will depend in part on the Company’s ability to balance the control and management of expenses and the maintenance of competitive service levels to its businesses and customers, unanticipated increases in significant categories of operating expenses, such as consulting or professional fees, compliance or regulatory costs and technology costs, higher than expected employee levels due to lower than expected attrition rates or employee needs not currently anticipated, the Company’s decision to increase or decrease discretionary operating expenses depending on overall business performance, the impact of changes in foreign currency exchange rates on costs and results, and the level of acquisition activity and related expenses;

•

uncertainty in the growth of operating expenses relative to the growth of revenues and the possibility that the ratio of total expenses to revenues will not migrate back towards historical levels over time, which will depend on (i) factors affecting revenue, such as, among other things, the growth of consumer and business spending on American Express cards, higher travel commissions and fees, the growth of and/or higher yields on the loan portfolio and the development of new revenue opportunities and (ii) the success of the Company in containing operating expenses, which will be impacted by, among other things, the factors identified in the preceding bullet, and in containing other expenses including the Company’s ability to control and manage marketing and promotion expenses as described below as well as expenses related to increased redemptions or other growth in rewards and cardmember services expenses. Further, in any period, the ability to grow revenue faster than operating expenses and the ratio of total expenses to revenues may be impacted by rapid decreases in revenues that cannot be matched by decreases in operating expenses;

•

changes in global economic and business conditions, including consumer and business spending, the availability and cost of credit, unemployment and political conditions, all of which may significantly affect spending on American Express cards, delinquency rates, loan balances and other aspects of the Company’s business and results of operations;

•

changes in capital and credit market conditions, including sovereign creditworthiness, which may significantly affect the Company’s ability to meet its liquidity needs, access to capital and cost of capital, including changes in interest rates; changes in market conditions affecting the valuation of the Company’s assets; or any reduction in the Company’s credit ratings or those of its subsidiaries, which could materially increase the cost and other terms of the Company’s funding, restrict its access to the capital markets or result in contingent payments under contracts;

•

litigation, such as class actions or proceedings brought by governmental and regulatory agencies (including the lawsuit filed against the Company by the U.S. Department of Justice and certain state attorneys general), that could result in (i) the imposition of behavioral remedies against the Company or the Company voluntarily making certain changes to its business practices, the effects of which in either case could have a material adverse impact on the Company’s financial performance; (ii) the imposition of substantial monetary damages and penalties, disgorgement and restitution; and/or (iii) damage to the Company’s global reputation and brand;

•

legal and regulatory developments wherever the Company does business, including legislative and regulatory reforms in the United States, such as the Dodd-Frank Wall Street Reform and Consumer Protection Act’s stricter regulation of large, interconnected financial institutions; changes in requirements relating to securitization and the establishment of the Consumer Financial Protection Bureau, which could make fundamental changes to many of the Company’s business practices or materially affect its capital requirements, results of operations, or ability to pay dividends or repurchase its stock; actions and potential future actions by the Federal Deposit Insurance Corporation and credit rating agencies applicable to securitization trusts, which could impact the Company’s asset-backed securitization program; or potential changes in the federal tax system that could substantially alter, among other things, the taxation of the Company’s international businesses, the allowance of deductions for significant expenses, or the incidence of consumption taxes on the Company’s transactions, products and services;

•

the ability of the Company to generate its on-average and over-time growth targets for revenues net of interest expense, earnings per share and return on average equity, which will depend on the factors such as the Company’s success in implementing its strategies and initiatives, meeting its targets for operating expenses and on factors outside management’s control including changes in the economic and business environment, the effectiveness of marketing and loyalty programs, and the willingness of cardmembers to sustain spending;

•

the Company’s net interest yield on U.S. cardmember loans not remaining at historical levels, which will be influenced by, among other things, the effects of the Credit Card Accountability Responsibility and Disclosure Act of 2009 (including the regulations requiring the Company to periodically reevaluate annual percentage rate increases), interest rates, changes in consumer behavior that affect loan balances, such as paydown rates, the credit quality of the Company’s portfolio and the Company’s cardmember acquisition strategy, product mix, cost of funds, credit actions, including line size and other adjustments to credit availability, and potential pricing changes;

•

changes in the substantial and increasing worldwide competition in the payments industry, including competitive pressure that may impact the prices the Company charges merchants that accept the Company’s cards and the success of marketing, promotion or rewards programs;

•

changes in technology or in the Company’s ability to protect its intellectual property (such as copyrights, trademarks, patents and controls on access and distribution), and invest in and compete at the leading edge of technological developments across the Company’s businesses, including technology and intellectual property of third parties on whom the Company relies, all of which could materially affect the Company’s results of operations;

•

data breaches and fraudulent activity, which could damage the Company’s brand, increase the Company’s costs or have regulatory implications, and changes in regulation affecting privacy and data security under federal, state and foreign law, which could result in higher compliance and technology costs to the Company or the Company’s vendors;

•

changes in the Company’s ability to attract or retain qualified personnel in the management and operation of the Company’s business, including any changes that may result from increasing regulatory supervision of compensation practices;

•

changes in the financial condition and creditworthiness of the Company’s business partners, such as bankruptcies, restructurings or consolidations, involving merchants that represent a significant portion of the Company’s business, such as the airline industry, or the Company’s partners in Global Network Services or financial institutions that the Company relies on for routine funding and liquidity, which could materially affect the Company’s financial condition or results of operations;

•

the actual amount to be spent by the Company on investments in the business, including on marketing, promotion, rewards and cardmember services and certain operating expenses, which will be based in part on management’s assessment of competitive opportunities and the Company’s performance and the ability to control and manage operating, infrastructure, advertising, promotion and rewards expenses as business expands or changes, including the changing behavior of cardmembers;

•	the effectiveness of the Company’s risk management policies and procedures, including credit risk relating to consumer debt, liquidity risk in meeting business requirements and operational risk;

•

the Company’s lending write-off rates not remaining below the average historical levels of the last ten years, which will depend in part on changes in the level of the Company’s loan balances, delinquency rates of cardmembers, unemployment rates, the volume of bankruptcies and recoveries of previously written-off loans;

•

the ability of the Company to maintain and expand its presence in the digital payments space, including as an online payments provider, which will depend on the Company’s success in evolving its business models and processes for the digital environment, building partnerships and executing programs with companies, and utilizing digital capabilities that can be leveraged for future growth;

•

changes affecting the Company’s ability to accept or maintain deposits due to market demand or regulatory constraints, such as changes in interest rates and regulatory restrictions on the Company’s ability to obtain deposit funding or offer competitive interest rates, which could affect the Company’s liquidity position and the Company’s ability to fund the Company’s business;

•

changes affecting the Company’s ability or desire to repurchase up to $1 billion of its common shares in the first quarter of 2013, such as acquisitions, results of operations and capital needs, among other factors, which will significantly impact the potential decrease in the Company’s capital ratios;

•

the failure of the U.S. Congress to renew legislation regarding the active financing exception to Subpart F of the Internal Revenue Code, which could increase the Company’s effective tax rate and have an adverse impact on net income; and

•

factors beyond the Company’s control such as fire, power loss, disruptions in telecommunications, severe weather conditions, natural disasters, terrorism, “hackers” or fraud, which could affect travel-related spending or disrupt the Company’s global network systems and ability to process transactions.

The foregoing review of important factors should not be construed as exclusive and should be read in conjunction with the other cautionary statements and risk factors that are included in or incorporated by reference into this prospectus, including in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, and the Company’s other filings with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus.

Any reports filed by us with the SEC after the date of this prospectus and prior to the termination of the effectiveness of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference into this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any documents previously incorporated by reference have been modified or superseded. We incorporate by reference into this prospectus the following documents filed with the SEC (other than, in each case, documents or information deemed furnished and not filed in accordance with the SEC rules, including pursuant to Item 2.02 or Item 7.01 of Form 8-K, and no such information shall be deemed specifically incorporated by reference hereby or in any accompanying prospectus supplement):

•	Annual Report on Form 10-K for the year ended December 31, 2011.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

•

Current Reports on Form 8-K filed on January 27, 2012, February 13, 2012, March 26, 2012, May 3, 2012, July 20, 2012, November 13, 2012, November 27, 2012, November 28, 2012, December 12, 2012 and January 10, 2013.

•

All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus and prior to the termination of the effectiveness of this prospectus.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address or number:

American Express Company
200 Vesey Street
New York, New York 10285
Attention: Secretary
Telephone: (212) 640-2000

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public from the SEC’s website at http://www.sec.gov. You may also read and copy any document we file, including the registration statement of which this prospectus forms a part, at the SEC’s public reference facilities at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference room.

In order to obtain timely delivery of such materials, you must request information from us no later than five business days prior to the expiration of the relevant exchange offer.

v

SUMMARY

The following summary highlights selected information included in or incorporated by reference into this prospectus. It does not contain all of the information that you should consider before making an investment decision. You should carefully read this prospectus in its entirety, including the documents incorporated by reference herein, especially the risks of investing in our notes discussed under the heading “Risk Factors” herein and in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, as well as the consolidated financial statements and related notes and other information incorporated by reference into this prospectus. As used in this prospectus, references to “we,” “us,” “our,” “American Express,” or “the Company” refer to American Express Company and its consolidated subsidiaries, unless we state or the context implies otherwise. “Parent Company” refers solely to American Express Company.

The Company

American Express is a global service company that provides customers with access to products, insights and experiences that enrich lives and build business success. Our principal products and services are charge and credit payment card products and travel-related services offered to consumers and businesses around the world.

We were founded in 1850 as a joint stock association. We were incorporated in 1965 as a New York corporation. We and our principal operating subsidiary, American Express Travel Related Services Company, Inc. (“TRS”), are bank holding companies under the Bank Holding Company Act of 1956, subject to the supervision and examination by the Board of Governors of the Federal Reserve System (the “Federal Reserve”).

Our range of products and services includes charge and credit card products; expense management products and services; consumer and business travel services; stored-value products such as American Express Travelers Cheques and other prepaid products; network services; merchant acquisition and processing, servicing and settlement, and point-of-sale, marketing and information products and services for merchants; and fee services, including market and trend analyses and related consulting services, fraud prevention services, and the design of customized customer loyalty and rewards programs. We have also recently focused on generating alternative sources of revenue on a global basis in areas such as online and mobile payments and fee-based services.

Our products and services are sold globally to diverse customer groups, including consumers, small businesses, mid-sized companies and large corporations. These products and services are sold through various channels, including direct mail, online applications, in-house and third-party sales forces and direct response advertising.

Our general-purpose card network, card-issuing and merchant-acquiring and processing businesses are global in scope. We are a world leader in providing charge and credit cards to consumers, small businesses and corporations. These cards include cards issued by American Express as well as cards issued by third-party banks and other institutions that are accepted by merchants on the American Express network (collectively, “Cards”). American Express Cards permit cardmembers to charge purchases of goods and services in most countries around the world at the millions of merchants that accept Cards bearing our logo. At September 30, 2012, we had total worldwide Cards-in-force of 101.4 million (including Cards issued by third parties). For the nine months ended September 30, 2012, our worldwide billed business (spending on American Express® Cards, including Cards issued by third parties) was $652.9 billion.

Our executive offices are located at 200 Vesey Street, New York, New York 10285 (telephone number: 212-640-2000).

Summary of the Exchange Offers

On December 3, 2012 and December 13, 2012, in connection with private exchange offers, we issued $1,274,725,000 aggregate principal amount of 2.650% Senior Notes due December 2, 2022 and $1,052,459,000 aggregate principal amount of 4.050% Senior Notes due December 3, 2042. As part of those issuances, we entered into registration rights agreements, dated as of December 3, 2012, with respect to each series of original notes with the dealer managers of the private exchange offers, in which we agreed, among other things, to deliver this prospectus to you and to use our reasonable best efforts to complete an exchange offer for each series of original notes. Below is a summary of the exchange offers.

Securities offered

$1,274,725,000 aggregate principal amount of 2.650% Senior Notes due December 2, 2022 that have been registered under the Securities Act and $1,052,459,000 aggregate principal amount of 4.050% Senior Notes due December 3, 2042 that have been registered under the Securities Act. The form and terms of each series of exchange notes are identical to the corresponding series of original notes except that the transfer restrictions, registration rights and additional interest provisions applicable to the original notes do not apply to the exchange notes.

Exchange offers

We are offering to exchange up to $1,274,725,000 aggregate principal amount of the outstanding original 2022 notes and up to $1,052,459,000 aggregate principal amount of the outstanding original 2042 notes for like principal amounts of the exchange 2022 notes and exchange 2042 notes, respectively. You may tender original notes only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. We will issue each series of exchange notes promptly after the expiration of the applicable exchange offer. In order to be exchanged, an original note must be validly tendered, not validly withdrawn and accepted. Subject to the satisfaction or waiver of the conditions of the exchange offers, all original notes that are validly tendered and not validly withdrawn will be exchanged. As of the date of this prospectus, $1,274,725,000 aggregate principal amount of original 2022 notes is outstanding and $1,052,459,000 aggregate principal amount of original 2042 notes is outstanding. The original 2022 notes and the original 2042 notes were issued under the senior indenture, dated as of December 3, 2012, between American Express Company and The Bank of New York Mellon, as trustee (the “Trustee”) (the “Indenture”). If all outstanding original notes are tendered for exchange, there will be $1,274,725,000 aggregate principal amount of 2.650% Senior Notes due December 2, 2022 (that have been registered under the Securities Act) and $1,052,459,000 aggregate principal amount of 4.050% Senior Notes due December 3, 2042 (that have been registered under the Securities Act) outstanding after these exchange offers.

Expiration date; Tenders

The exchange offers will expire at 5:00 p.m., New York City time, on February 26, 2013, which is the thirtieth day of the offering period, unless we extend the period of time during which either or both of the exchange offers is open. In the event of any material change in either of the offers, we will extend the period of time during which the relevant exchange offer is open if necessary so that at least five business days remain in the relevant exchange offer period following notice of the material change. By signing or agreeing to be bound by the letter of transmittal, you will represent, among other things, that:

	•	you are not an affiliate of ours;
	•	you are acquiring the exchange notes in the ordinary course of your business;
•

you are not participating, do not intend to participate, and have no arrangement or understanding with anyone to participate, in the distribution (within the meaning of the Securities Act) of the exchange notes; and

•

if you are a broker-dealer that will receive exchange notes for its own account in exchange for original notes that were acquired as a result of market- making activities or other trading activities, you will deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such exchange notes. For further information regarding resales of the exchange notes by broker-dealers, see the discussion under the caption “Plan of Distribution.”

Accrued interest on the exchange notes and original notes

Each series of exchange notes will bear interest from December 3, 2012. If your original notes are accepted for exchange, you will receive interest on the corresponding exchange notes and not on such original notes, provided that you will receive interest on the original notes and not the exchange notes if and to the extent the record date for such interest payment occurs prior to completion of the relevant exchange offer. Any original notes not tendered will remain outstanding and continue to accrue interest according to their terms.

Conditions to the exchange offers

The exchange offers are subject to customary conditions. If we materially change the terms of either or both of the exchange offers, we will resolicit tenders of the applicable series of original notes and extend the applicable exchange offer period if necessary so that at least five business days remain in the relevant exchange offer period following notice of any such material change. See “The Exchange Offers—Conditions to the Exchange Offers” for more information regarding conditions to the exchange offers.

Procedures for tendering original notes	A tendering holder must, at or prior to the expiration date:

•

transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address listed in this prospectus; or

•

if original notes are tendered in accordance with the book-entry procedures described in this prospectus, the tendering holder must transmit an agent’s message to the exchange agent at the address listed in this prospectus.

See “The Exchange Offers—Procedures for Tendering.”
Special procedures for beneficial holders

If you are a beneficial holder of original notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in either of the exchange offers, you should promptly contact the person in whose name your original notes are registered and instruct that nominee to tender on your behalf. See “The Exchange Offers—Procedures for Tendering.”

Withdrawal rights	Tenders may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date. See “The Exchange Offers—Withdrawal Rights.”
Acceptance of original notes and delivery of exchange notes

Subject to the conditions stated in the section “The Exchange Offers—Conditions to the Exchange Offers” of this prospectus, we will accept for exchange any and all original notes of each series that are properly tendered in the exchange offers and not validly withdrawn before 5:00 p.m., New York City time, on the expiration date. The corresponding exchange notes will be delivered promptly after the expiration date. See “The Exchange Offers—Terms of the Exchange Offers.”

Material U.S. federal tax consequences

Your exchange of original notes for exchange notes pursuant to either of the exchange offers should not be a taxable event for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences.”

Exchange agent

The Bank of New York Mellon is serving as exchange agent in connection with the exchange offers. The address and telephone number of the exchange agent are listed under the heading “The Exchange Offers—Exchange Agent.”

Use of proceeds; Expenses

We will not receive any proceeds from the issuance of either series of exchange notes in the exchange offers. We have agreed to pay all expenses incident to the exchange offers (including the expenses of one counsel for the holders of the original notes and the exchange notes) other than commissions or concessions of any brokers or dealers.

Resales

Based on existing interpretations of the Securities Act by the SEC staff set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe exchange notes issued under these exchange offers in exchange for original notes may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders that are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any holder of original notes that is an affiliate of ours or that intends to participate in the exchange offers for the purpose of distributing any of the exchange notes, or any broker-dealer that purchased any of the original notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations of the SEC staff set forth in the above mentioned no-action letters, (ii) will not be entitled to tender its original notes in the exchange offers and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the original notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Any broker-dealer that will receive exchange notes for its own account in exchange for original notes that were acquired as a result of market-making activities or other trading activities must deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such exchange notes.

Consequences of not exchanging original notes

If you do not exchange your original notes in the exchange offers, you will continue to be subject to the restrictions on transfer described in the legend on your original notes. In general, you may offer or sell your original notes only:

	•	if they are registered under the Securities Act and applicable state securities laws;
	•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or
	•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

Although your original notes will continue to accrue interest, they will generally retain no rights under the applicable registration rights agreement. We currently do not intend to register either series of original notes under the Securities Act. Under some circumstances, holders of the original notes, including holders that are not permitted to participate in the exchange offers or that may not freely sell exchange notes received in the exchange offers, may require us to file, and to cause to become effective, a shelf registration statement covering resales of original notes by these holders. For more information regarding the consequences of not tendering your original notes and our obligations to file a shelf registration statement, see “The Exchange Offers—Consequences of Exchanging or Failing to Exchange the Original Notes” and “The Exchange Offers—Registration Rights Agreements.”

Risk factors	For a discussion of significant factors you should consider carefully before deciding to participate in the exchange offers, see “Risk Factors” beginning on page 9 of this prospectus.

Summary of the Terms of the Exchange Notes

The following is a summary of the terms of the exchange notes. The form and terms of each series of exchange notes are identical to those of the corresponding series of original notes except that the transfer restrictions, registration rights and additional interest provisions applicable to the original notes do not apply to the exchange notes. Each series of exchange notes will evidence the same debt as the corresponding series of original notes and will be governed by the same indenture. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the terms and conditions of both series of exchange notes, see the section of this prospectus entitled “Description of Notes.”

Issuer	American Express Company.
Securities offered	$1,274,725,000 aggregate principal amount of 2.650% Senior Notes due December 2, 2022 and $1,052,459,000 aggregate principal amount of 4.050% Senior Notes due December 3, 2042.
Maturity	The 2022 notes will mature on December 2, 2022, and the 2042 notes will mature on December 3, 2042.
Interest

Interest on the exchange 2022 notes will accrue from December 3, 2012, at the rate of 2.650% per annum, and will be payable semi-annually on June 2 and December 2 of each year (or if the second day of any such month is not a business day, on the next business day), commencing on June 2, 2013.

Interest on the exchange 2042 notes will accrue from December 3, 2012, at the rate of 4.050% per annum, and will be payable semi-annually on June 3 and December 3 of each year (or if the third day of any such month is not a business day, on the next business day), commencing on June 3, 2013.

Ranking	Each series of notes will be unsecured obligations of the Parent Company and will rank equally in right of payment with all other unsecured senior debt of the Parent Company.
Redemption

Neither series of notes will be subject to redemption prior to maturity unless certain events occur involving United States taxation. In such event, we will redeem the notes of the applicable series at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the date of redemption. See “Description of Notes—Redemption Upon a Tax Event.”

Further issuances

We may from time to time, without notice to or consent of the holders of the notes of a given series, issue additional notes with the same ranking, interest rate, maturity date and other terms as the notes of such series, other than the original issue date, interest accrual date, first payment of interest and issue price; provided, however, that unless such additional notes are issued under a separate CUSIP, either such additional notes are part of the same issue, are issued in a qualified reopening or do not have, for purposes of U.S. federal income taxation, more than de minimis original issue discount (“OID”) as of the date of the issue of such additional notes. Any additional notes, together with the notes of the applicable series, will constitute a single series of notes under the Indenture.

Sinking fund	The notes will not be subject to any sinking fund or to any provisions for repayment at your option.
Form and denomination

The exchange notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Each series of exchange notes will be represented by one or more global notes of such series in definitive, fully registered form, deposited with the Trustee as custodian for, and registered in the name of, a nominee of The Depository Trust Company (“DTC”), as depositary. Except in the limited circumstances described herein, exchange notes in certificated form will not be issued or exchanged for interests in global notes. See “Description of Notes—Book-Entry, Delivery and Form.”

Listing	We do not intend to list either series of notes on any securities exchange.
Absence of an established market

The exchange notes of each series are new issues of securities and there is currently no established trading market for either series of exchange notes. A market for either or both series of exchange notes may not develop, or if a market does develop, it may not provide adequate liquidity.

Governing law	The notes and the Indenture will be governed by the laws of the State of New York.
Trustee	The Bank of New York Mellon.

RISK FACTORS

An investment in the exchange notes involves risks. Before deciding whether to participate in the exchange offers, you should carefully consider the risks described below as well as other factors and information included in or incorporated by reference into this prospectus, including the risk factors set forth in the Company’s filings with the SEC that are incorporated by reference into this prospectus, as well as the consolidated financial statements and related notes and other information incorporated by reference into this prospectus. Any such risks could materially and adversely affect our business, financial condition, results of operations or liquidity. However, the risks and uncertainties that the Company faces are not limited to those described below and those set forth in the periodic reports incorporated herein by reference. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial may also adversely affect the Company’s business and the trading price of its securities.

Risks Related to the Exchange Offers

The consummation of the exchange offers may not occur.

We will exchange up to the aggregate principal amount of original notes of each series for exchange notes of the corresponding series that are tendered in compliance with, and pursuant to, the terms and conditions of the exchange offers described in this prospectus. Accordingly, holders participating in the exchange offers may have to wait longer than expected to receive their exchange notes, during which time those holders of original notes will not be able to effect transfers of their original notes tendered in the exchange offers. We may, however, waive these conditions at our sole discretion prior to the expiration date. See “The Exchange Offers—Conditions to the Exchange Offers.”

You may have difficulty selling the original notes that you do not exchange.

If you do not exchange your original notes for exchange notes pursuant to the exchange offers, the original notes you hold will continue to be subject to the existing transfer restrictions. The original notes may not be offered, sold or otherwise transferred, except in compliance with the registration requirements of the Securities Act, pursuant to an exemption from registration under the Securities Act or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with applicable state securities laws. We do not anticipate that we will register either series of original notes under the Securities Act. After the exchange offers are consummated, the trading market for the remaining untendered original notes of each series may be small and inactive. Consequently, you may find it difficult to sell any original notes you continue to hold or to sell such original notes at the price you desire because there will be fewer original notes of such series outstanding. In addition, if you are eligible to exchange your original notes in the exchange offers and do not exchange your original notes in the exchange offers, you will no longer be entitled to have those outstanding notes registered under the Securities Act.

Some noteholders may be required to comply with the registration and prospectus delivery requirements of the Securities Act.

If you exchange your original notes in the exchange offers for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, a broker-dealer that purchased original notes for its own account as part of market-making activities or other trading activities must deliver a prospectus when it sells the exchange notes it receives in exchange for original notes in the exchange offers. Our obligation to keep the registration statement of which this prospectus forms a part effective is limited. Accordingly, we cannot guarantee that a current prospectus will be available at all times to broker-dealers wishing to resell their exchange notes.

Late deliveries of original notes or any other failure to comply with the exchange offer procedures could prevent a holder from exchanging its original notes.

Noteholders are responsible for complying with all exchange offer procedures. The issuance of exchange notes in exchange for original notes will only occur upon proper completion of the procedures described in this prospectus under “The Exchange Offers.” Therefore, holders of original notes that wish to exchange them for exchange notes should allow sufficient time for timely completion of the exchange procedure. Neither we nor the exchange agent are obligated to extend the exchange offers or notify you of any failure to follow the proper procedure.

Risks Related to the Exchange Notes

An active trading market for the exchange notes may not develop.

There is no existing trading market for either series of exchange notes. We do not intend to apply for listing of either series of exchange notes on any securities exchange or for quotation through any automated dealer quotation system. Even if a trading market for either or both series of exchange notes develops, the liquidity of any market for such exchange notes will depend upon the number of holders of the relevant series of exchange notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the relevant series of exchange notes and other factors. Accordingly, no assurance can be given as to the liquidity of, or adequate trading markets for, either or both series of exchange notes.

Our credit ratings may not reflect all risks of an investment in the exchange notes.

The credit ratings of either or both series of exchange notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, either or both series of exchange notes. In addition, real or anticipated changes in our credit ratings will generally affect any trading market for, or trading value of, either or both series of exchange notes.

The exchange notes will be effectively subordinated to all of our existing and future secured debt and to the existing and future debt of our subsidiaries.

Neither series of exchange notes are secured by any of our assets. As a result, the indebtedness represented by both series of exchange notes will effectively be subordinated to any secured indebtedness we may incur, to the extent of the value of the assets securing such indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding up, liquidation or reorganization, or other bankruptcy proceeding, any secured creditors would have a superior claim to the extent of their collateral. In addition, the exchange notes will not be guaranteed by any of our subsidiaries and therefore will be structurally subordinated to the existing and future indebtedness of our subsidiaries. In the event of the dissolution, a winding up, liquidation or reorganization, or other bankruptcy proceeding of a subsidiary, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to us or the holders of either series of exchange notes. If any of the foregoing occur, we cannot assure you that there will be sufficient assets to pay amounts due on either series of exchange notes.

THE EXCHANGE OFFERS

Purpose of the Exchange Offers

When we completed the first issuance of the original 2022 notes and original 2042 notes in connection with private exchange offers on December 3, 2012, we entered into registration rights agreements with respect to each series of original notes with the dealer managers of the private exchange offers. Under the registration rights agreements, we agreed to file a registration statement with the SEC relating to the exchange offers within 150 days of the first issuance of each series of original notes. We also agreed to use our reasonable best efforts to cause the registration statement to become effective with the SEC within 210 days of the first issuance of each series of original notes and to consummate the exchange offers within 270 days of the first issuance of each series of original notes. The registration rights agreements provide that we will be required to pay additional interest to the holders of the original notes of the applicable series if we fail to comply with such filing, effectiveness and offer consummation requirements. See “—Registration Rights Agreements” below for more information on the additional interest we will owe if we do not complete the exchange offers within a specified timeline.

The exchange offers are not being made to holders of original notes in any jurisdiction where the exchange would not comply with the securities or blue sky laws of such jurisdiction. A copy of each registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part, and both are available from us upon request. See “Where You Can Find More Information.”

Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Terms of the Exchange Offers

Upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal, we will accept for exchange original 2022 notes and original 2042 notes that are properly tendered before 5:00 p.m., New York City time, on the applicable expiration date and not validly withdrawn as permitted below. We will issue a like principal amount of exchange 2022 notes or exchange 2042 notes, as applicable, in exchange for the principal amount of the corresponding original notes tendered under the respective exchange offers. As used in this prospectus, the term “expiration date” means February 26, 2013, which is the thirtieth day of the offering period. However, if we have extended the period of time for which the exchange offers are open with respect to one or both series of notes, the term “expiration date” means the latest date to which we extend the relevant exchange offer.

As of the date of this prospectus, $1,274,725,000 aggregate principal amount of the original 2022 notes is outstanding and $1,052,459,000 aggregate principal amount of the original 2042 notes is outstanding. The original notes of each series were issued under the Indenture. Our obligation to accept original notes of each series for exchange in the exchange offers is subject to the conditions described below under “—Conditions to the Exchange Offers.” We reserve the right to extend the period of time during which either or both of the exchange offers is open. We may elect to extend the relevant exchange offer period if less than 100% of the original notes of the relevant series are tendered or if any condition to consummation of the relevant exchange offer has not been satisfied as of the expiration date and it is likely that such condition will be satisfied after such date. In addition, in the event of any material change in either or both of the exchange offers, we will extend the period of time during which the relevant exchange offer is open if necessary so that at least five business days remain in the relevant offering period following notice of the material change. In the event of such extension, and only in such event, we may delay acceptance for exchange of any original notes of the relevant series by giving written notice of the extension to the holders of original notes of such series as described below. During any extension period, all original notes of such series previously tendered will remain subject to the exchange offers and may be accepted for exchange by us. Any original notes not accepted for exchange will be returned to the tendering holder promptly after the expiration or termination of the exchange offers.

Original notes of each series tendered in the exchange offers must be in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. No dissenter’s rights of appraisal exist with respect to the exchange offers.

We reserve the right to amend or terminate either or both of the exchange offers, and not to accept for exchange any original notes of the relevant series not previously accepted for exchange, upon the occurrence of any of the conditions of the relevant exchange offer specified below under “—Conditions to the Exchange Offers.” We will give written notice of any extension, amendment, non-acceptance or termination to the holders of the original notes of the relevant series as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date for such series.

Our acceptance of the tender of original notes by a tendering holder will form a binding agreement upon the terms and subject to the conditions provided in this prospectus and the accompanying letter of transmittal.

Procedures for Tendering

Except as described below, a tendering holder must, at or prior to 5:00 p.m., New York City time, on the applicable expiration date:

•

transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to The Bank of New York Mellon, as the exchange agent, at the address listed below under the heading “—Exchange Agent;” or

•

if original notes are tendered in accordance with the book-entry procedures described below, the tendering holder must transmit an agent’s message to the exchange agent at the address listed below under the heading “—Exchange Agent.”

In addition:

•	the exchange agent must receive, at or before 5:00 p.m., New York City time, on the applicable expiration date, certificates for the original notes, if any; or

•	the exchange agent must receive a timely confirmation of book-entry transfer of the original notes into the exchange agent’s account at DTC, the book-entry transfer facility.

The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.

The method of delivery of original notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or original notes to anyone other than the exchange agent.

If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the original notes by causing DTC to transfer the original notes into the exchange agent’s account.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the original notes surrendered for exchange are tendered:

•	by a registered holder of the original notes that has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an “eligible institution.”

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

We will reasonably determine all questions as to the validity, form and eligibility of original notes tendered for exchange and all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.

We reserve the right to reject any particular original note not properly tendered, or any acceptance that might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the right to waive any defects or irregularities with respect to the form or procedures applicable to the tender of any particular original note prior to the expiration date. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured prior to the applicable expiration dates of the exchange offers. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of original notes. Nor will we, the exchange agent or any other person incur any liability for failing to give notification of any defect or irregularity.

If the letter of transmittal is signed by a person other than the registered holder of original notes, the letter of transmittal must be accompanied by a certificate of the original notes endorsed by the registered holder or written instrument of transfer or exchange in satisfactory form, duly executed by the registered holder, in either case with the signature guaranteed by an eligible institution. In addition, in either case, the original endorsement or the instrument of transfer must be signed exactly as the name of any registered holder appears on the original notes.

If the letter of transmittal or any original notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By signing or agreeing to be bound by the letter of transmittal, each tendering holder of original notes will represent, among other things:

•	that it is not an affiliate of ours;

•	the exchange notes will be acquired in the ordinary course of its business;

•

that it is not participating, does not intend to participate, and has no arrangement or understanding with anyone to participate, in the distribution (within the meaning of the Securities Act) of the exchange notes; and

•

if such holder is a broker-dealer that will receive exchange notes for its own account in exchange for original notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such exchange notes.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

Upon satisfaction of all of the conditions to an exchange offer, we will accept, promptly after the expiration date, all original notes of the relevant series properly tendered. We will issue the applicable exchange notes promptly after the expiration of the relevant exchange offer and acceptance of the corresponding original notes. See “—Conditions to the Exchange Offers” below. For purposes of the exchange offers, we will be deemed to have accepted properly tendered original notes for exchange when, as and if we have given written notice of such acceptance to the exchange agent.

For each original note accepted for exchange, the holder of the original note will receive an exchange note of the corresponding series having a principal amount equal to that of the surrendered original note. Since no interest has been paid on the original notes, holders of exchange notes will receive interest accruing from December 3, 2012. Original notes accepted for exchange will cease to accrue interest from and after the date of completion of the relevant exchange offer. Holders of original notes whose original notes are accepted for exchange will not receive any payment for accrued interest on the original notes otherwise payable on any interest payment date, the record date for which occurs on or after completion of the relevant exchange offer and will be deemed to have waived their rights to receive the accrued interest on the original notes.

In all cases, issuance of exchange notes for original notes will be made only after timely receipt by the exchange agent of:

•	certificates for the original notes, or a timely book-entry confirmation of the original notes into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or a transmitted agent’s message; and

•	all other required documents.

Unaccepted or non-exchanged original notes will be returned without expense to the tendering holder of the original notes promptly after the expiration of the relevant exchange offer. In the case of original notes tendered by book-entry transfer in accordance with the book-entry procedures described below, the non-exchanged original notes will be returned or recredited promptly after the expiration of the relevant exchange offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account for the original notes at DTC for purposes of the exchange offers within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems must make book-entry delivery of original notes by causing DTC to transfer those original notes into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer. This participant should transmit its acceptance to DTC at or prior to 5:00 p.m., New York City time, on the applicable expiration date. DTC will verify this acceptance, execute a book-entry transfer of the tendered original notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant. Delivery of exchange notes issued in the exchange offers may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address listed below under “—Exchange Agent” at or prior to 5:00 p.m., New York City time, on the applicable expiration date.

Exchanging Book-Entry Notes

The exchange agent and the book-entry transfer facility have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility’s Automated Tender Offer Program, or ATOP, procedures to tender original notes. Any participant in the book-entry transfer facility may make book-entry delivery of original notes by causing the book-entry transfer facility to transfer such original notes into the exchange agent’s account in accordance with the book-entry transfer facility’s ATOP procedures for transfer. However, the exchange for the original notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of original notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from a participant tendering original notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

Withdrawal Rights

For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated below under “—Exchange Agent” before 5:00 p.m., New York City time, on the applicable expiration date. Any notice of withdrawal must:

•	specify the name of the person, referred to as the depositor, having tendered the original notes to be withdrawn;

•	identify the original notes to be withdrawn, including the relevant series, certificate number or numbers and principal amount of the original notes;

•

in the case of original notes tendered by book-entry transfer, specify the number of the account at the book-entry transfer facility from which the original notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn original notes and otherwise comply with the procedures of such facility;

•	contain a statement that the holder is withdrawing his election to have the original notes exchanged;

•

be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the Trustee with respect to the original notes register the transfer of the original notes in the name of the person withdrawing the tender; and

•	specify the name in which the original notes are registered, if different from that of the depositor.

If certificates for original notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless this holder is an eligible institution. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any original notes so withdrawn will be deemed not to have been validly tendered for exchange. No exchange notes will be issued unless the original notes so withdrawn are validly re-tendered. Any original notes that have been tendered for exchange, but which are not exchanged for any reason, will be returned to the tendering holder without cost to the holder promptly after the expiration of the relevant exchange offer. In the case of original notes tendered by book-entry transfer, the original notes will be credited to an account maintained with the book-entry transfer facility for the original notes promptly after the expiration of the relevant exchange offer. Properly withdrawn original notes may be re-tendered by following the procedures described under “—Procedures for Tendering” above at any time on or before 5:00 p.m., New York City time, on the applicable expiration date.

Conditions to the Exchange Offers

Notwithstanding any other provision of the exchange offers, we shall not be required to accept for exchange, or to issue applicable exchange notes in exchange for, any original notes of the corresponding series, and may terminate or amend either or both of the exchange offers, if at any time prior to 5:00 p.m., New York City time, on the applicable expiration date any of the following events occurs:

•	there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission that might materially impair our ability to proceed with the applicable exchange offer; or

•	the applicable exchange offer or the making of any exchange by a holder of original notes of the relevant series would violate applicable law or any applicable interpretation of the SEC staff.

In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any original notes, if any stop order is threatened by the SEC or in effect relating to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended. We are required to make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of a registration statement at the earliest possible moment.

Exchange Agent

We have appointed The Bank of New York Mellon as the exchange agent for the exchange offers. You should direct all executed letters of transmittal to the exchange agent at the address indicated below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal to the exchange agent addressed as follows:

The Bank of New York Mellon, as Exchange Agent
c/o The Bank of New York Mellon Corporation
Corporate Trust Operations—Reorganization Unit
111 Sanders Creek Parkway
East Syracuse, NY 13057
Attn: Chris Landers
Tel: (315) 414-3362
Fax: (732) 667-9408

All other questions should be addressed to American Express Company, 200 Vesey Street, New York, New York 10285, Attention: Debt Investor Relations. If you deliver the letter of transmittal to an address other than any address indicated above or transmit instructions via facsimile other than to any facsimile number indicated above, then your delivery or transmission will not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offers. We have agreed to pay all expenses incident to the exchange offers (including the expenses of one counsel for the holders of the original notes and the exchange notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the original notes and the exchange notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act. The cash expenses to be incurred in connection with the exchange offers, including out- of-pocket expenses for the exchange agent, will be paid by us.

Transfer Taxes

We will pay any transfer taxes in connection with the tender of original notes in the exchange offers unless you instruct us to register exchange notes in the name of, or request that original notes not tendered or not accepted in the exchange offers be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer taxes.

Consequences of Exchanging or Failing to Exchange the Original Notes

Holders of original notes that do not exchange their original notes for exchange notes under the exchange offers will remain subject to the restrictions on transfer of such original notes as set forth in the legend printed on the original notes as a consequence of the issuance of the original notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may not offer or sell the original notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreements, we do not intend to register resales of either series of original notes under the Securities Act.

Under existing interpretations of the Securities Act by the SEC staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe the exchange notes of each series would generally be freely transferable by holders after the exchange offers without further registration under the Securities Act, subject to certain representations required to be made by each holder of exchange notes, as set forth below. However, any holder of original notes that is one of our “affiliates” (as defined in Rule 405 under the Securities Act) or that intends to participate in the exchange offers for the purpose of distributing the exchange notes, or any broker-dealer that purchased any of the original notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act:

•	will not be able to rely on the interpretation of the SEC staff;

•	will not be able to tender its original notes of either series in the exchange offers; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of original notes unless such sale or transfer is made pursuant to an exemption from such requirements. See “Plan of Distribution.”

We do not intend to seek our own interpretation regarding the exchange offers and there can be no assurance that the SEC staff would make a similar determination with respect to either or both series of exchange notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

Registration Rights Agreements

The following description is a summary of the material provisions of the registration rights agreements. It does not restate the agreements in their entirety. We urge you to read the registration rights agreements in their entirety because they, and not this description, define your registration rights as holders of the applicable series of original notes. A copy of each registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part and is available from us upon request. See “Where You Can Find More Information.”

On December 3, 2012, we and the dealer managers of the private exchange offers entered into registration rights agreements with respect to each series of original notes. In the registration rights agreements, we agreed for the benefit of holders of the applicable series of original notes to file a registration statement on an appropriate form under the Securities Act with respect to a proposed offer (each, a “Registered Exchange Offer” and, together, the “Registered Exchange Offers”) to exchange the applicable series of original notes for the corresponding series of exchange notes issued under the Indenture and identical in all material respects to such original notes (except that the exchange notes will not contain terms with respect to transfer restrictions or any increase in annual interest rate). We agreed to make this filing within 150 days of the date of first issuance of the applicable series of original notes and to use our reasonable best efforts to cause the registration statement to be declared effective under the Securities Act within 210 days of the date of first issuance of the applicable series of original notes. Upon the effectiveness of this registration statement, we will offer exchange notes of each series in return for original notes of the corresponding series.

In the event that (i) because of any change in law or in the interpretations of the SEC staff, we are not permitted to effect a Registered Exchange Offer, (ii) a Registered Exchange Offer is not consummated within 270 days of the first issuance of the applicable series of original notes, or (iii) any holder of original notes is not eligible to participate in the Registered Exchange Offer or, in the case of a holder of original notes that participates in the Registered Exchange Offer, such holder does not receive freely tradeable exchange notes on the date of the exchange, we will file with the SEC and thereafter use our reasonable best efforts to cause to become effective a shelf registration statement relating to the offer and sale of the applicable series of original notes and to keep that shelf registration statement effective for a period of one year from the date of first issuance of the applicable series of original notes or until such time as all such original notes shall become freely transferable or cease to be outstanding. We will, in the event of such a shelf registration, provide to each holder of the applicable series of original notes a copy of the shelf registration statement and copies of a prospectus in respect of such original notes, as requested, notify each holder of such original notes when the shelf registration statement has become effective and take certain other actions to permit offers and sales of such original notes. Holders of original notes will also be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances upon receipt of notice from us. Under applicable interpretations of the SEC staff, our affiliates will not be permitted to exchange their original notes for exchange notes in the Registered Exchange Offers.

If (i) by the date that is 150 days following the first issuance of a series of original notes, neither a registration statement nor a shelf registration statement has been filed in respect of such original notes, (ii) by the date that is 210 days following the first issuance of a series of original notes, the registration statement in respect of such original notes has not been declared effective, (iii) by the date that is 270 days following the first issuance of a series of original notes, neither the Registered Exchange Offer in respect of such original notes is consummated nor, if required in lieu thereof, the shelf registration statement in respect of such original notes has become effective, or (iv) after either the registration statement or the shelf registration statement becomes effective, such registration statement ceases to be or is not effective or such registration statement, or the related prospectus, ceases to be or is not usable as a result of one of the circumstances specified in the registration rights agreements (except, under certain circumstances, for permitted suspensions totaling up to 90 days (whether or not consecutive) of ineffectiveness or unusability in any 365 day period), in each case following the 210th day after the date of first issuance of the applicable series of original notes (each of (i), (ii), (iii) and (iv), a “Registration Default”), then additional interest shall accrue on the principal amount of such notes at a rate of 0.25% per annum, plus an additional 0.25% per annum from and during any period during which a Registration Default has continued for more than 90 days, up to a maximum of 0.50% per annum, until, but excluding, the date on which the Registration Default is cured. In no event will additional interest accrue on a series of notes at a rate exceeding 0.50% per annum. Any amounts of additional interest due will be payable in cash on the same original interest payment dates as interest on the applicable series of notes is payable.

Holders of the original notes will be required to make certain representations to us in order to participate in the Registered Exchange Offers and will be required to deliver certain information to be used in connection with the shelf registration statement in order to have their original notes included in the shelf registration statement and benefit from the provisions regarding additional interest set forth above. By including the original notes in the shelf registration statement, a holder will be deemed to have agreed to indemnify us against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement. Holders of original notes will also be required to suspend their use of the prospectus included in the shelf registration statement under certain circumstances upon receipt of written notice to that effect from us.

This summary of the provisions of the registration rights agreements does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreements, copies of which are available from us upon request.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offers. In consideration for issuing exchange notes, we will receive in exchange the applicable original notes of like principal amount. The original notes surrendered in exchange for exchange notes will be retired and cancelled.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our historical ratios of earnings to fixed charges for the periods indicated:

	For the Nine Months Ended September 30,	For the Year Ended December 31,
	2012	2011	2010	2009	2008	2007
Ratio of Earnings to Fixed Charges	4.16x	3.89x	3.39x	2.22x	1.96x	2.24x

In computing the ratio of earnings to fixed charges, “earnings” consist of pretax income from continuing operations, interest expense and other adjustments. Interest expense includes interest expense related to the cardmember lending activities, international banking operations, and charge card and other activities in our consolidated statements of income included in the documents incorporated by reference into this prospectus. Interest expense does not include interest on liabilities recorded in accordance with GAAP governing accounting for uncertainty in income taxes. Our policy is to classify such interest in income tax provision in the consolidated statements of income.

For purposes of computing “earnings,” other adjustments included adding the amortization of capitalized interest, the net loss of affiliates accounted for under the equity method whose debt is not guaranteed by the Company, the non-controlling interest in the earnings of majority-owned subsidiaries with fixed charges, and the interest component of rental expense, and subtracting undistributed net income of affiliates accounted for under the equity method.

“Fixed charges” consist of interest expense and other adjustments, including capitalized interest costs and the interest component of rental expense.

DESCRIPTION OF NOTES

The following summary sets forth certain terms and provisions of the notes and the Indenture (as defined herein), does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the terms and provisions of the notes and the Indenture, including the definitions therein, copies of which are available as set forth under “Where You Can Find More Information.” Capitalized terms not otherwise defined herein have the meanings given to them in the notes and in the Indenture. Because the following is only a summary, it does not contain all of the information that you may find useful in evaluating an investment in the exchange notes. We urge you to read the Indenture and the notes because they, and not this description, define your rights as holders of the notes. For purposes of this section, the term “notes” refers to the original notes and any exchange notes issued in exchange therefor and references to the “Company,” “we,” “our” and “us” refer only to American Express Company and not to its subsidiaries.

General

The original notes were issued and the exchange notes will be issued under the Indenture, dated as of December 3, 2012, between the Company and The Bank of New York Mellon, as Trustee. Each series of notes will be senior unsecured obligations of the Company and will rank prior to all present and future subordinated indebtedness of the Company and on an equal basis with all other present and future senior unsecured indebtedness of the Company. The 2022 notes will mature on December 2, 2022 and the 2042 notes will mature on December 3, 2042.

Neither series of notes will be subject to redemption prior to maturity unless certain events occur involving United States taxation. In such event, we will redeem the notes of the applicable series at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the date of redemption. See “—Redemption Upon a Tax Event.” The notes will not be subject to any sinking fund or to any provisions for repayment at your option.

The Indenture is by its terms subject to and governed by the Trust Indenture Act of 1939, as amended.

Interest

The 2022 notes will bear interest at a rate of 2.650% per annum and the 2042 notes will bear interest at a rate of 4.050% per annum. Each series of notes will bear interest from December 3, 2012 or from the most recent date to which interest on that series of notes has been paid or duly provided for, until the principal of the note is paid or made available for payment. We will pay interest on each interest payment date and at maturity or upon redemption or repayment, if any. Interest payment date means the date on which payments of interest on a note (other than payments on maturity) are to be made. Maturity means the date on which the principal of a note becomes due and payable, whether at the stated maturity or by declaration of acceleration or otherwise. Stated maturity means the date specified in a note as the date on which principal of such note is due and payable. Interest on the notes will be paid on the basis of a 360 day year comprised of twelve 30-day months.

The interest payment dates for the 2022 notes will be on June 2 and December 2 of each year and the regular record dates will be on May 15 and November 15 of each year, commencing on June 2, 2013. The interest payment dates for the 2042 notes will be on June 3 and December 3 of each year and the regular record dates will be on May 15 and November 15 of each year, commencing on June 3, 2013. We will pay interest to the person in whose name a note is registered at the close of business on the regular record date next preceding the applicable interest payment date. Regular record date means the date on which a note must be held in order for the holder to receive an interest payment on the next interest payment date. However, we will pay interest at maturity or upon redemption or repayment to the person to whom we pay the principal.

If any day on which a payment is due is not a Business Day (as defined below), then the holder of the note shall not be entitled to payment of the amount due until the next Business Day and shall not be entitled to any additional principal, interest or other payment as a result of such delay except as otherwise provided under “—Payment of Additional Amounts.”

“Business Day” means any day that is not a Saturday or Sunday or any other day on which banks in New York City are authorized or obligated by law or regulation to close.

The registration rights agreements require us to pay additional interest on the original notes in certain circumstances. See “The Exchange Offers—Registration Rights Agreements.”

Payment of Additional Amounts

We will, subject to the exceptions and limitations set forth below, pay as additional interest on the notes, such additional amounts as are necessary in order that the net payment by us or a paying agent of the principal of and interest on the notes to a holder that is not (i) a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation or organized in or under the laws of the United States or any political supervision thereof, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust if (A) a U.S. court is able to exercise primary supervision over the trust’s administration and (B) one or more United States persons have the authority to control all of the trust’s substantial decisions, after deduction for any present or future tax, assessment or governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount that would have been payable had no such withholding or deduction been required.

However, our obligation to pay additional amounts shall not apply:

(1) to a tax, assessment or governmental charge that would not have been imposed but for the beneficial owner or the holder, or a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, the holder if the holder is an estate, trust, partnership, limited liability company, corporation or other entity, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(a) being or having been present or engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

(b) having a current or former relationship with the United States, including a relationship as a citizen or resident thereof;

(c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States, a corporation that has accumulated earnings to avoid United States federal income tax or a private foundation or other tax-exempt organization; or

(d) being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended, or the Code, or any successor provision or being or having been a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code or any successor provision;

(2) to any beneficial owner that is not the sole beneficial owner of a note, or a portion thereof, or that is a fiduciary, partnership, limited liability company or other fiscally transparent entity, but only to the extent that a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3) to a tax, assessment or governmental charge (including backup withholding) that would not have been imposed but for the failure of the holder or any other person to comply with certification, information, documentation, reporting or other similar requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of such note, if compliance is required by statute or by regulation of the Treasury, without regard to any tax treaty, or by an applicable income tax treaty to which the United

States is a party as a precondition to partial or complete relief or exemption from such tax, assessment or other governmental charge (including, but not limited to, the failure to provide United States Internal Revenue Service, or IRS, Form W-8BEN, W-8ECI or any subsequent versions thereof), or any other certification, information, documentation, reporting or other similar requirement under United States income tax laws or regulations that would establish entitlement to otherwise applicable relief or exemption from any tax, assessment or governmental charge;

(4) to a tax, assessment or governmental charge that is imposed otherwise than by withholding by the Company or a paying agent from the payment;

(5) to a tax, assessment or governmental charge that would not have been imposed or withheld but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 10 days after the payment becomes due or is duly provided for, whichever occurs later;

(6) to a tax, assessment or governmental charge that is imposed or withheld by reason of the presentation of a note for payment more than 30 days after the date on which such payment becomes due or is duly provided for, whichever occurs later;

(7) to an estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or a similar tax, assessment or governmental charge;

(8) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by any other paying agent;

(9) to any withholding or deduction which is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the European Union’s Economic and Finance Ministers Council meeting of 26- 27 November 2000, or any law implementing or complying with, or introduced in order to conform to, any such directive (including the Council Directive 2003/48/EC adopted on June 3, 2003); or

(10) in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8) and (9).

The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading “—Payment of Additional Amounts” and under the heading “—Redemption Upon a Tax Event,” we shall not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

Redemption Upon a Tax Event

If as a result of (a) any change in (including any announced prospective change), or amendment to, the laws (including any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in (including any announced prospective change), or amendment to, any official position regarding the application or interpretation of such laws, which change or amendment is announced or becomes effective on or after November 13, 2012, or (b) a taxing authority of the United States taking any action, or such action becoming generally known, on or after November 13, 2012, whether or not such action is taken with respect to us or any of our affiliates, there is in either case a material increase in the probability that we will or may be required to pay additional amounts as described herein under the heading “—Payment of Additional Amounts” above, then we may in either case, at our option, redeem, in whole or in part, the notes of each series on at least 30 days’ and no more than 60 days’ prior written notice, at a redemption price equal to the principal amount of the notes of such series being redeemed, together with any accrued and unpaid interest thereon to the date fixed for redemption.

In order to exercise this right, we must determine, in our business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to us, not including substitution of the obligor under the notes of the relevant series. Prior to the publication of any notice of redemption, we will deliver to the trustee an officer’s certificate stating that we are entitled to effect a redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem have occurred and an opinion of counsel to that effect based on that statement of facts.

Further Issuances

We may from time to time, without notice to or consent of the holders of the notes of a given series, issue additional notes with the same ranking, interest rate, maturity date and other terms as the notes of such series, other than the original issue date, interest accrual date, first payment of interest and issue price; provided, however, that unless such additional notes are issued under a separate CUSIP, either such additional notes are part of the same issue, are issued in a qualified reopening or do not have, for purposes of U.S. federal income taxation, more than de minimis original issue discount as of the date of the issue of such additional notes. Any additional notes, together with the notes of the applicable series, will constitute a single series of notes under the Indenture.

Restrictions as to Liens

The Indenture includes a covenant providing that we will not at any time directly or indirectly create, or allow to exist or be created, any mortgage, pledge, encumbrance or lien of any kind upon:

•

any shares of capital stock owned by us of either of TRS or American Express Banking Corp., so long as they continue to be our subsidiaries, which we refer to collectively as the “principal subsidiaries”; or

•	any shares of capital stock owned by us of a subsidiary that owns, directly or indirectly, capital stock of the principal subsidiaries.

However, liens of this nature are permitted if we provide that the notes will be secured by the lien equally and ratably with any and all other obligations also secured, for as long as any other obligations of that type are so secured. However, we may incur or allow to exist upon the stock of the principal subsidiaries liens for taxes, assessments or other governmental charges or levies that are not yet due or are payable without penalty or that we are contesting in good faith, or liens of judgments that are on appeal or are discharged within 60 days.

This covenant will cease to be binding on us with respect to each series of the notes to which this covenant applies following discharge of those notes.

Payment

Principal and interest on the notes will be payable initially at the principal corporate trust office of the trustee. At our option, payment of interest may be made, subject to collection, by check mailed to the holders of record at the address registered with the trustee.

Modification of the Indenture

We may make modifications and amendments to the Indenture with respect to one or both series of notes by supplemental indenture without the consent of the holders of the notes of the applicable series in the following instances:

•	to evidence the succession of another corporation to us and the assumption by such successor of our obligations under the Indenture;

•	to add to or modify our covenants or events of default for the benefit of the holders of the notes of such series;

•

to cure any ambiguity or make any other provisions with respect to matters or questions arising under the Indenture that will not adversely affect the interests of the holders of the notes of such series in any material respect (provided that any modification or amendment to the Indenture made solely to conform the provisions of the Indenture or the notes to the description of those documents contained in the “Description of New Notes” section of the confidential offering circular pursuant to which the original notes were initially sold (which is substantially the same as this “Description of Notes” section) will be deemed not to adversely affect the interests of the holders of the notes in any material respect);

•	to modify, eliminate or add to the provisions of the Indenture as necessary to qualify it under any applicable federal law;

•	to name, by supplemental indenture, a trustee other than The Bank of New York Mellon for a series of notes;

•	to provide for the acceptance of appointment by a successor trustee;

•	to supplement any provisions of the Indenture as is necessary to permit or facilitate the defeasance and discharge of any notes as described in this prospectus.

We may also modify the Indenture in manners applicable solely to other series of debt securities issuable under the Indenture (for example, to provide for the issuance of additional series of debt securities) without the consent of the holders of the notes.

Any other modifications or amendments of the Indenture by way of supplemental indenture require the consent of the holders of a majority in principal amount of the notes at the time outstanding of each series affected. However, no such modification or amendment may, without the consent of the holder of each note affected thereby:

•	modify the terms of payment of principal or interest with respect to any series of notes;

•	reduce the percentage of holders of notes necessary to modify or amend the Indenture or waive our compliance with any restrictive covenant; or

•	subordinate the indebtedness evidenced by the notes to any of our other indebtedness.

Events of Default, Notice and Waiver

The Indenture provides holders of notes with remedies if we fail to perform specific obligations, such as making payments on the notes. You should review these provisions carefully in order to understand what constitutes an event of default under the Indenture.

An event of default with respect to a series of notes will be:

•	default in the payment of the principal of any note of that series when it is due and payable;

•	default for 30 days in the payment of an installment of interest on any note of that series;

•	default for 60 days after written notice to us in the performance of any other covenant in respect of the notes of that series;

•	certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of us or our property; and

•

an event of default with respect to any other series of debt securities outstanding under the Indenture or as defined in any other indenture or instrument under which we have outstanding any indebtedness for borrowed money, as a result of which indebtedness of us of at least $50,000,000 principal amount shall have been accelerated and that acceleration shall not have been annulled within 15 days after written notice thereof.

An event of default with respect to a particular series of debt securities issued under the Indenture does not necessarily constitute an event of default with respect to any other series of debt securities. The trustee may withhold notice to the holders of a series of notes of any default with respect to that series, except in the payment of principal or interest, if it considers such withholding to be in the interests of the holders of that series.

If an event of default with respect to a series of notes has occurred and is continuing, the trustee or the holders of 25% in aggregate principal amount of the notes of that series may declare the principal of all the notes of that series to be due and payable immediately.

The Indenture contains a provision entitling the trustee to be indemnified to its reasonable satisfaction by the holders before exercising any right or power under the Indenture at the request of any of the holders. The Indenture provides that the holders of a majority in principal amount of the outstanding notes of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee with respect to the notes of that series. The right of a holder to institute a proceeding with respect to the Indenture is subject to certain conditions precedent including notice and indemnity to the trustee. However, the holder has an absolute right to receipt of principal at stated maturity and interest on any overdue principal and interest or to institute suit for the enforcement thereof.

The holders of not less than a majority in principal amount of the outstanding notes of a series under the Indenture may on behalf of the holders of all the notes of that series waive any past defaults, except a default in payment of the principal of or interest on any note of that series and a default in respect of a covenant or provision of the Indenture that cannot be amended or modified without the consent of the holder of each note affected.

We are required by the Indenture to furnish to the trustee annual statements as to the fulfillment of our obligations under the Indenture.

Defeasance of the Indenture and Notes

The Indenture permits us to be discharged from our obligations under the Indenture and with respect to a particular series of notes if we comply with the following procedures. This discharge from our obligations is referred to in this prospectus as defeasance.

If we deposit with the trustee sufficient cash and/or government securities to pay and discharge the principal and interest to the date of maturity of such series of notes, then from and after the ninety-first day following such deposit:

•	we will be deemed to have paid and discharged the entire indebtedness on the notes of such series; and

•

our obligations under the Indenture with respect to the notes of that series will cease to be in effect, except for certain obligations to register the transfer or exchange of the notes of that series, replace stolen, lost or mutilated notes of that series, maintain paying agencies and hold moneys for payment in trust.

The Indenture also provides that the defeasance will not be effective unless we deliver to the trustee a written opinion of our counsel to the effect that holders of the notes subject to defeasance will not recognize gain or loss on those notes for federal income tax purposes solely as a result of the defeasance and that the holders of those notes will be subject to federal income tax in the same amounts and at the same times as would be the case if the defeasance had not occurred.

Following the defeasance, holders of the applicable notes would be able to look only to the trust fund for payment of principal and interest on their notes.

Book-Entry, Delivery and Form

Except as set forth below, the notes will be issued in fully registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notes initially will be represented by one or more notes in registered global form without interest coupons (the “Global Notes”). The Global Notes will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC, for the accounts of participants in DTC. Unless and until exchanged, in whole or in part, for notes in definitive registered form, a Global Note may not be transferred except as a whole by the depositary for such Global Note to a nominee of such depositary, by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

Ownership of beneficial interests in a Global Note will be limited to persons, called participants, that have accounts with the depositary (currently DTC) or persons that may hold interests through participants in DTC. Investors may hold their interests in a Global Note directly through Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), if they are participants in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold interests in a Global Note on behalf of their participants through their respective depositaries, which in turn will hold such interests in the Global Note in customers’ securities accounts in the depositaries’ names on the books of DTC.

Upon the issuance of a Global Note, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the notes beneficially owned by the participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of ownership interests will be effected only through, records maintained by DTC, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants.

So long as DTC, or its nominee, is the registered owner of the Global Note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the Global Note for all purposes under the Indenture and the notes. Except as described below, owners of beneficial interests in a Global Note will not be entitled to have the notes represented by the Global Note registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the Indenture. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the depositary for that Global Note and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the Indenture. The laws of some states may require that some purchasers of notes take physical delivery of these notes in definitive form. Such laws may impair the ability to transfer beneficial interests in a Global Note.

To facilitate subsequent transfers, all notes deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of the notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

We will make payments due on the notes to Cede & Co., as nominee of DTC, in immediately available funds. DTC’s practice upon receipt of any payment of principal, interest or other distribution of underlying securities or other property to holders on that Global Note, is to immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that Global Note as shown on the records of the depositary. Payments by participants or indirect participants to owners of beneficial interests in a Global Note held through such participants or indirect participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants or indirect participants. Payment to Cede & Co. is our responsibility. Disbursement of such payments to direct participants is the responsibility of Cede & Co. Disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants. Neither we nor the Trustee nor any other agent of ours or any agent of the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the Global Notes.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. If a holder requires physical delivery of a definitive note for any reason, including to sell notes to persons in jurisdictions that require such delivery of such notes or to pledge such notes, such holder must transfer its interest in the relevant Global Note in accordance with the normal procedures of DTC and the procedures set forth in the Indenture.

Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected by DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Because of the time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the Global Note from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, as the case may be) immediately following the DTC settlement date, and such credit of any transaction’s interests in the Global Note settled during such processing day will be reported to the relevant Euroclear or Clearstream participant on such day. Cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Note are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if DTC no longer is willing to act as depositary, ceases to be a clearing agency or if there is an Event of Default under the notes, DTC will exchange each Global Note for definitive notes, which it will distribute to its participants.

Although we expect that DTC, Euroclear and Clearstream will follow the foregoing procedures in order to facilitate transfers of interests in each Global Note among participants of DTC, Euroclear and Clearstream, DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Euroclear and Clearstream hold securities for participating organizations. They also facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in the accounts of such participants. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance, settlement, lending and borrowing of internationally traded securities. Euroclear and Clearstream interface with domestic securities markets. Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear or Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear or Clearstream participant, either directly or indirectly.

The information in this section concerning DTC and DTC’s book-entry system, as well as information regarding Euroclear and Clearstream, has been obtained from sources that we believe to be reliable, but we do not take any responsibility for its accuracy or completeness. We assume no responsibility for the performance by DTC, Euroclear, Clearstream or their respective participants of their respective obligations, including obligations that they have under the rules and procedures that govern their operations.

Certificated Notes

We will issue notes in definitive registered form in exchange for the Global Notes in the following instances. If DTC notifies us that it is unwilling or unable to continue as depository for the Global Notes or if DTC ceases to be a clearing agency registered under the Exchange Act, and we do not appoint a successor depository within 90 days, we will issue notes in definitive form. We will also issue definitive notes in exchange for the Global Notes if an event of default with respect to the notes occurs and is continuing as described under “—Events of Default, Notice and Waiver.” If we issue definitive notes, the notes may be presented for registration of transfer and exchange at the office of the trustee in New York, New York. In such circumstances, we will pay principal of, and interest on, the notes at the office of the trustee in New York, New York. We will make payments of principal on the notes only against surrender of such notes. All payments of principal and interest will be made by U.S. dollar check drawn on a bank in The City of New York and mailed to the persons in whose names such notes are registered at such person’s address as provided in the register. For holders of at least $1,000,000 in aggregate principal amount of notes, we will make payment by wire transfer to a U.S. dollar account maintained by the payee with a bank in The City of New York or in Europe, provided that the trustee receives a written request from such holder to such effect designating such account no later than May 15 or November 15, as the case may be, immediately preceding such interest payment date.

Neither we nor the Trustee shall be liable for any delay by DTC or any participant or indirect participant in DTC in identifying the beneficial owners of the related notes and each of those persons may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

Notices

So long as the Global Notes are held on behalf of DTC or any other clearing system, notices to holders of notes represented by a beneficial interest in the Global Notes may be given by delivery of the relevant notice to DTC or the alternative clearing system, as the case may be.

Trustee

The Bank of New York Mellon will be the trustee under the Indenture with respect to the notes and will be the paying agent and registrar for the notes. We and our affiliates have entered, and from time to time may continue to enter, into banking or other relationships with The Bank of New York Mellon or its affiliates. For example, The Bank of New York Mellon provides custodial services to us and provides corporate trust services to our affiliates. We and our affiliates may have other customary banking relationships (including other trusteeships) with the trustee.

Within 90 days after a default, the trustee must give to the holders of the notes of the applicable series notice of all uncured and unwaived defaults by us known to it. However, except in the case of default in payment, the trustee may withhold such notice if it determines that such withholding is in the interest of such holders. The trustee may resign or be removed by the holders of a majority of the notes of one or both series (each voting as a class) in certain circumstances, and a successor trustee may be appointed by us to act with respect to the notes.

Unclaimed Funds

All funds deposited with the trustee or any paying agent for the payment of principal, interest or additional amounts in respect of the notes of a given series that remain unclaimed for two years after the maturity date of such series will be returned to the Company upon its request. Thereafter, any right of any holder of notes to such funds shall be enforceable only against the Company.

Governing Law

The notes and the Indenture will be governed by and construed in accordance with the laws of the State of New York. Actions relating to the notes and Indenture may be brought in the state or federal courts in New York.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences to you if you exchange original notes for exchange notes pursuant to the exchange offers. This summary is limited to considerations for exchanging holders of original notes that have held the original notes, and will hold the exchange notes, as capital assets, and that acquire exchange notes pursuant to the exchange offers. This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner of original notes or to beneficial owners of original notes that may be subject to special tax rules, including a bank, a tax-exempt entity, an insurance company, a dealer in securities or currencies, a trader in securities electing to mark to market, an entity taxed as a partnership or partners therein, an individual or an entity taxed as an individual, a person that holds original notes or will hold exchange notes as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction, or a person that has a “functional currency” other than the U.S. dollar. In addition, this summary does not address any state, local, or non-U.S. tax considerations. You should consult your own tax advisor regarding the U.S. federal, state, local, and non-U.S. income and other tax consequences of the ownership and disposition of the notes.

This discussion is based on the Code, U.S. Treasury regulations, published administrative interpretations of the IRS and judicial decisions, all of which are subject to change, possibly with retroactive effect.

For purposes of this discussion, you are a “U.S. holder” if you are a beneficial owner of original notes that is a citizen or resident of the United States or a domestic corporation or otherwise subject to U.S. federal income tax on a net income basis in respect of the original notes. You are a “Non- U.S. holder” if you are a beneficial owner of original notes that is not a U.S. holder.

Tax Consequences to Holders who Participate in the Exchange Offers

An exchange of original notes for exchange notes will not be a taxable event for U.S. federal income tax purposes. Your initial tax basis in the exchange notes will equal your tax basis in the original notes, and your holding period for the exchange notes will include your holding period for the original notes.

Tax Consequences to U.S. Holders of Holding and Disposing of the Notes

Payments of Interest

If you are a U.S. holder, payments of stated interest on the notes will be taxable to you as ordinary interest income at the time that such payments are accrued or are received, in accordance with your method of tax accounting.

Amortizable Bond Premium

If your initial tax basis in a note exceeds the stated principal amount of your note, then you will be considered to have amortizable bond premium equal to such excess. You may elect to amortize this premium using a constant yield method over the term of the notes. If you elect to amortize bond premium, you may offset each interest payment on the notes by the portion of the bond premium allocable to the payment and must reduce your tax basis in the notes by the amount of the premium so amortized.

Market Discount

If your initial tax basis in a note was less than the stated principal amount of your note (subject to a de minimis exception), then you will be treated as having acquired that note at a market discount. You are required to treat any gain on the sale, exchange, retirement or other taxable disposition of a note as ordinary income to the extent of any accrued market discount on the note at the time of the disposition, unless you have previously included such market discount in income pursuant to an election by you to include the market discount in income as it accrues. If you dispose of a note in certain nontaxable transactions, any accrued market discount will be includible as ordinary income to you as if you had sold the note in a taxable transaction at its fair market value at the time of such disposition.

Sale, Exchange, Redemption or Other Disposition of the Notes

Except as described above with respect to accrued market discount, upon the disposition of a note by sale, exchange, redemption or otherwise, you generally will recognize capital gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued interest not previously recognized as income, which will be taxed as such) and (ii) your adjusted tax basis in the note. Your adjusted tax basis in an exchange note will equal your tax basis in an original note, increased by market discount, if any, taken into account by you and reduced by any amortizable bond premium previously amortized by you. Any capital gain or loss will be long-term capital gain or loss if you hold the notes for more than one year. Certain non-corporate U.S. holders are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The deductibility of capital losses is subject to limitations under the Code.

Issue Price of the Notes

We will provide the issue price of the notes to the Trustee for the notes within 90 days after the issuance of the original notes, and investors in the notes may obtain that information from the Trustee. The original notes were issued in a debt-for-debt exchange that was treated as a disposition for U.S. federal income tax purposes, and they were issued with no more than de minimis OID. Since an exchange of original notes for exchange notes is not a taxable event for U.S. federal income tax purposes, the adjusted issue price of the exchange notes will equal the adjusted issue price of the original notes.

Backup Withholding and Information Reporting

If you are a U.S. holder that is not a corporation or other exempt recipient, we must file information returns with the IRS in connection with payments on the notes made to you. You generally will not be subject to U.S. backup withholding tax in connection with the exchange offers, or on payments on the notes if you provide a correct taxpayer identification number, certify as to no loss of exemption from backup withholding and otherwise comply with applicable requirements of the backup withholding rules. You may also be subject to information reporting and backup withholding requirements with respect to the proceeds from a sale of the notes. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

Tax Consequences to Non-U.S. Holders

If you are a Non-U.S. holder, you will generally not be subject to U.S. federal income tax on any gain on the sale, exchange or other taxable disposition of notes. Payments of interest on the notes will be treated as ordinary interest income and will generally not be subject to tax provided that (i) you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock; and (ii) you provide a statement signed under penalties of perjury that includes your name and address and certifies that you are a Non-U.S. holder in compliance with applicable requirements, generally made, under current procedures, on IRS Form W-8BEN (or satisfy certain documentary evidence requirements for establishing that you are a Non-U.S. holder).

PLAN OF DISTRIBUTION

Based on existing interpretations of the Securities Act by the SEC staff set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe exchange notes issued under the exchange offers in exchange for original notes may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders that are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any holder of original notes that is an affiliate of ours or that intends to participate in the exchange offers for the purpose of distributing the exchange notes, or any broker-dealer that purchased any of the original notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations of the SEC staff set forth in the above-mentioned no-action letters, (ii) will not be entitled to tender its original notes in the exchange offers, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the original notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers that may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offers and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offers (including the expenses of one counsel for the holders of the original notes and the exchange notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the original notes and the exchange notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Notwithstanding the foregoing, we may suspend the use of this prospectus by broker-dealers under specified circumstances. For example, we may suspend the use of this prospectus if:

•	the SEC or any state securities authority requests an amendment or supplement to this prospectus or the related registration statement or requests additional information;

•	the SEC or any state securities authority issues any stop order suspending the effectiveness of the registration statement or initiates proceedings for that purpose;

•	we receive notification of the suspension of the qualification of the exchange notes for sale in any jurisdiction or the initiation or threatening of any proceeding for that purpose;

•	the suspension is required by law;

•

we determine that the continued effectiveness of the registration statement of which this prospectus forms a part and use of this prospectus would require disclosure of confidential information related to a material acquisition or divestiture of assets or a material corporate transaction, event or development; or

•

an event occurs or we discover any fact that makes any statement made in the registration statement of which this prospectus forms a part untrue in any material respect or that requires the making of any changes in such registration statement in order to make the statements therein not misleading.

We will not receive any proceeds from the issuance of exchange notes in the exchange offers.

VALIDITY OF THE EXCHANGE NOTES

The validity of the exchange notes offered hereby will be passed upon by Cleary Gottlieb Steen & Hamilton LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated into this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2011, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Offer to Exchange
$1,274,725,000 aggregate principal amount of 2.650% Senior Notes due December 2, 2022
(CUSIP Nos. 025816 BC2 and U02581 AG8)
for
$1,274,725,000 aggregate principal amount of 2.650% Senior Notes due December 2, 2022
(CUSIP No. 025816 BD0)
that have been registered under the Securities Act
and
Offer to Exchange
$1,052,459,000 aggregate principal amount of 4.050% Senior Notes due December 3, 2042
(CUSIP Nos. 025816 BE8 and U02581 AH6)
for
$1,052,459,000 aggregate principal amount of 4.050% Senior Notes due December 3, 2042
(CUSIP No. 025816 BF5)
that have been registered under the Securities Act

PROSPECTUS
January 28, 2013